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                                                                EXHIBIT 4.1

                                AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT



         This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this "Amendment"), is made and entered into this 30th day of July, 1997, by and between Sterling House Corporation, a Kansas corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent"). This Amendment amends that certain Rights Agreement, dated June 25, 1997 (the "Rights Agreement"), between the Company and the Rights Agent.

         1. Section 1 of the Rights Agreement is hereby amended by deleting paragraph (a) thereof and replacing it in its entirety with the following:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" solely as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 20% or more of the Common Stock of the Company then outstanding as determined above; provided, however, that if a Person becomes the Beneficial Owner of 20% or more of the Common Stock then outstanding (as determined above) solely by reason of purchases of Common Stock by the Company, after such purchases by the Company, becomes the Beneficial Owner of any additional shares of Common Stock by any means whatsoever, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person,"




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         as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed an "Acquiring Person" for any purposes of this Agreement. Notwithstanding the foregoing, if a Person becomes the Beneficial Owner of 20% or more of the Common Stock then outstanding solely as a result of such Person's entering into an agreement, arrangement or understanding whereby such Person obtains the right to vote such security and prior to the time such agreement, arrangement or understanding is entered into the Board of Directors of the Company has approved either (i) a "business combination" (as such term is defined in Section 17-12,100(c) of the Kansas General Corporation Code) to which such Person is a party or (ii) such agreement, arrangement or understanding with such Person then such Person shall not be deemed to be an "Acquiring Person."

         2. The amendment to the Rights Agreement set forth herein shall be effective as of July 30, 1997. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect.

         3. This Amendment may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its duly authorized officer, and the Rights Agent has caused this Agreement to be duly executed by its authorized officer, and the parties have caused this Amendment to be delivered, all on the day and year first written above.


                                STERLING HOUSE CORPORATION


                                By:/s/ Timothy J. Buchanan
                                   ---------------------------------
                                   Timothy J. Buchanan
                                   Chief Executive Officer



                                CHASEMELLON SHAREHOLDER
                                SERVICES, L.L.C.



                                By:/s/ H. Eugene Bradford
                                   ---------------------------------
                                   Name:  H. Eugene Bradford
                                   Title: Vice President